Exhibit 99.1
February 15, 2006
VIA FACSIMILE 1(203) 967-5701
SDS CAPITAL GROUP SPC, LTD
c/o SDS Management, LLC
53 Forest Avenue, Second Floor
Old Greenwich, CT 06870
Attention: Steven Derby & Kevin Johnson

RE:	Securities Purchase Agreement between Remote Dynamics, Inc. (the “Company”) and SDS Capital Group SPC Ltd (“SDS”) dated May 31, 2005 (the “SPA”) and Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of Remote Dynamics, Inc. (“Certificate of Designation”); Registration Rights Agreement between the Company and SDS dated September 2, 2005 (“Registration Rights Agreement”); Waiver
Dear Steve:
     This letter serves to confirm the agreement reached between SDS and the Company regarding the waiver of certain redemption rights held by SDS pursuant to the SPA and Certificate of Designation. Specifically, SDS hereby irrevocably waives its right to force the Company to redeem its Series B Preferred Convertible Stock pursuant to Article VII “Redemption Due to Certain Events” of the Certificate of Designation based upon the delisting of the Company’s common stock from the Nasdaq SmallCap Market which occurred on February 10, 2006.
     SDS further irrevocably waives its right to demand that the Company pay any penalties to SDS pursuant to the Registration Rights Agreement triggered by the delisting of the Company’s common stock from the Nasdaq SmallCap Market which occurred on February 10, 2006.
     Please sign this letter in the space provided below to confirm SDS’s waiver as set forth herein. We greatly appreciate your continued support and assistance. If you have any questions, please feel free to contact me directly at (972) 301-2733.

Sincerely
/s/ J. Raymond Bilbao

J. Raymond Bilbao President, Chief Operating Officer & Secretary

SDS CAPITAL GROUP SPC, LTD. on behalf of its Class B Segregated portfolio

By:	/s/ Steve Derby
Name:	on behalf of SDS Capital Group SPC, Ltd.

Title:	Managing Member

Remote Dynamics, Inc.
1155 Kas Drive, Suite 100 Richardson, TX 75081-1999
972.301.2000 • Toll-free 888.288.6060
www.remotedynamics.com